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                                                                    EXHIBIT 12.1

                       ENTERPRISE PRODUCTS PARTNERS L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (AMOUNTS IN MILLIONS $)

                                             YEAR ENDED DECEMBER 31, 1999
                                             ----------------------------
                                                ACTUAL       PRO FORMA
                                               --------      ---------
Income (loss) before minority interest
  and equity investments                       $  108.0      $  121.1
Add:
  Fixed charges                                    23.3          37.9
  Amortization of capitalized interest              0.1           0.1
  Distributed income of equity investees            6.0           6.8
Less:
  Capitalized interest                             (0.2)         (0.2)
  Minority interest                                (1.2)         (1.3)
                                               --------      --------
Total Earnings                                 $  136.1      $  164.4
                                               ========      ========
Fixed charges:
  Interest expense                                 16.4          30.2
  Capitalized interest                              0.2           0.2
  Interest portion of rental expense                6.7           7.6
                                               --------      --------
  Total                                        $   23.2      $   37.9
                                               ========      ========

RATIO OF EARNINGS TO FIXED CHARGES               5.84x         4.34x
                                               ========      ========